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EXHIBIT 11 - STATEMENT RE COMPUTATION OF EARNINGS PER SHARE
(in thousands, except share amounts)

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
                                                 QUARTER ENDED SEPTEMBER 30,   NINE MONTHS ENDED SEPTEMBER 30,
                                                 ---------------------------   -------------------------------
                                                    1999             1998           1999           1998
                                                 ---------        ---------       ---------      --------

Net income                                       $   3,408        $   2,502       $   9,875      $  5,841
                                                 =========        =========       =========      ========

Weighted average shares outstanding:

  Basic                                            107,222          107,088         107,180        98,199
                                                 =========        =========       =========      ========

  Diluted                                          108,480          108,208         108,395        98,971
                                                 =========        =========       =========      ========

Earnings per common share - Basic                $   31.78        $   23.36       $   90.27      $  59.48
Effect of stock options                              (0.36)           (0.24)          (1.01)        (0.47)
                                                 ---------        ---------       ---------      --------

Earnings per common share - Diluted              $   31.42        $   23.12       $   89.26      $  59.01
                                                 =========        =========       =========      ========
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